Ex. 10.62

Silverleaf Resorts, Inc.
1221 Riverbend Drive, Suite 120
Dallas, TX 75221

March 1, 2007

Wells Fargo Foothill, Inc., Individually and as Agent
13727 Noel Road, Suite 1020
Dallas, Texas 75240
Attention: Jake Welsh

Re: $35,000,000 Receivables Financial Accommodation by Wells Fargo Foothill, Inc., Individually and as Agent to Silverleaf Resorts, Inc., dated as of December 16, 2005 as amended by a First Amendment to Loan and Security Agreement Receivables dated as of October 6, 2006 (the "Loan Agreement")

Dear Mr. Welsh:

Pursuant to discussions between us, you have offered and the undersigned, SILVERLEAF RESORTS, INC., has agreed to:

A.  Modify the Loan Agreement effective as of the date of execution of this communication by you in the following respects:

1. The definition of Applicable Interest Rate shall be deleted and the following definition shall be substituted in lieu therefore:

Applicable Interest Rate. A variable rate, adjusted as of each day of each calendar month, equal to the Lender Reference Rate, with interest being computed in arrears on the basis of actual days elapsed over a year of 360 days, but in no event shall the rate of interest at any time during the Term be less than six (6.00%) percent (a "Floating Rate Advance"). The Lender Reference Rate on the date of this communication is 8.25%; and

2. The introductory sentences to Section 2.3 of the Loan Agreement shall be deleted and the following shall be substituted in lieu therefore:

2.3 Payments. From and after the Closing Date, Borrower agrees punctually to pay or cause to be paid to Agent, as Agent for each Lender, all principal and interest due under the Note in respect of the Loans and if applicable the Unused Line Fee. Interest, the Unused Line Fee and all other fees payable hereunder shall be due and payable, in arrears, on the fast day of each month at any time that Obligations are outstanding. Borrower shall make the following payments on the Loan:

3. Section 2.6 of the Loan Agreement shall be deleted and the following Section 2.6 shall be substituted in lieu therefore:

2.6 Fees.

a. Fee Letter Fees.  As and when due and payable under the terms of the Fee Letter, Borrower shall pay to Agent the fees set forth in the Fee Letter; and

b. Unused Line Fee.  Monthly with the payment of interest, the pro rata portion of a fee equal to one-quarter of one percent (0.25%) per annum of the difference between the Commitment ($35,000,000) and the average amount outstanding during the prior calendar month, provided however that the Unused Line Fee shall only be due and payable in the event that Borrower, between the ninetieth (90th)  and one hundred eightieth (180th) day after the date of Wells Fargo Foothill's acknowledgement, agreement and consent to this modification, fails to maintain average outstanding Advances of Ten Million ($10,000,000) Dollars.

Our signature below and the delivery to you shall constitute our agreement to the above.

We further confirm in connection with our Agreement, that we, as Borrower, acknowledge that we do not have any offsets, defenses or claims against you, as Lender, Agent or Holder, or any of your officers, agents, directors or employees whether asserted or unasserted. To the extent that we may have any such offsets, defenses or claims, we and each of our respective successors, assigns, parents, subsidiaries, affiliates, predecessors, employees and agents as applicable, jointly and severally, release and forever discharge you, as Lender, Agent or Holder, your subsidiaries, affiliates, officers, directors, employees, agents, attorneys, successors and assigns, both present and former (collectively the "Lender Affiliates") of and from any and all manner of action and actions, cause and causes of action, suits, debts, controversies, damages, judgments, executions, claims and demands whatsoever, asserted or unasserted, in law or in equity which against you, as Lender, Agent or Holder and/or Lender Affiliates we or any of our respective successors, assigns, parents, subsidiaries, affiliates, predecessors, employees and agents ever had, now have, upon or by reason of any manner, cause, causes or thing whatsoever, including, without limitation, any presently existing claim or defense whether or not presently suspected, contemplated or anticipated.

SILVERLEAF RESORTS, INC., a Texas corporation

By:  /S/ HARRY J. WHITE, JR.

Name: Harry J. White, Jr.
Title:  Chief Financial Officer

Received, Agreed and Acknowledged:
Dated: March 2, 2007

WELLS FARGO FOOTHILL, INC.,

By:  /S/ JAMES P. WELSH

Name:  James P. Welsh
Title: Vice President